Exhibit 99.2

Consolidated Financial Statements

Kashiv BioSciences, LLC and Subsidiaries

June 30, 2026 and 2025

Kashiv BioSciences, LLC and Subsidiaries
CONSOLIDATED BALANCE SHEETS

(Unaudited)

ASSETS	June 30, 2026	December 31, 2025

Current assets
Cash	$13,910,969	$19,466,441
Accounts receivable, net of allowance for credit losses of $964,410 and $164,410, respectively	3,208,361	2,636,062
Accounts receivable – related party	3,793,353	5,074,770
Inventories	13,595,136	11,315,857
Prepaid expenses and other current assets	11,464,423	16,196,067

Total current assets	45,972,242	54,689,197

Restricted cash	4,073,245	4,010,036
Other long-term assets	5,953,784	2,436,799
Right-of-use asset, net	38,983,380	12,931,528
Right-of-use asset, net - related party	6,342,033	6,610,918
Property and equipment, net	101,479,812	94,877,259

Total assets	$202,804,496	$175,555,737

LIABILITIES AND MEMBERS’ DEFICIT

Current liabilities
Accounts payable, including amounts due to related parties of $213,802 and $206,411, respectively	$15,675,578	$19,087,913
Accrued liabilities	8,491,350	9,179,982
Lease liability - short-term	6,377,739	4,379,500
Lease liability – short-term – related party	491,130	464,881
Current portion of long-term notes payable	1,500,000	1,500,000

Total current liabilities	32,535,797	34,612,276

Long-term portion of debt, net	158,055,951	149,293,028
Lease liability - long-term	35,157,953	10,041,519
Lease liability - long-term - related party	6,632,254	6,885,772
Other long-term liability	1,648,129	1,611,214
Profit interests participation unit compensation	298,431	298,431
Deferred revenue	525,000	525,000

Total liabilities	234,853,515	203,267,240

Members’ deficit	(32,049,019)	(27,711,503)

Total liabilities and members’ deficit	$202,804,496	$175,555,737

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Kashiv BioSciences, LLC and Subsidiaries
CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Commercial and contract research revenue - related party	$2,737,948	$1,817,451	$5,697,732	$6,665,502
License and milestone revenue	-	3,156,540	4,700,551	4,015,887
License and milestone revenue - related party	500,000	13,148,558	10,500,000	28,470,107
Royalty revenue - related party	3,325,209	3,447,092	6,369,557	7,401,785

Total revenues	6,563,157	21,569,641	27,267,840	46,553,281

Costs and expenses
Cost of goods sold	4,785,962	8,577,300	19,257,163	13,498,065
Cost of goods sold - related party	3,472,563	2,387,484	6,663,770	8,917,288
Selling, general and administrative	5,016,203	3,816,498	9,528,915	6,058,407
Research and development	30,106,735	22,088,859	52,202,597	44,231,657

Total operating expenses	43,381,463	36,870,141	87,652,445	72,705,417

Operating loss	(36,818,306)	(15,300,500)	(60,384,605)	(26,152,136)

Other (expense) income	(987,342)	2,631,524	(2,913,173)	2,474,150
Interest expense	(4,228,422)	(3,083,112)	(8,547,502)	(3,083,112)
Interest expense - related party	-	-	-	(11,563,404)

Net loss	(42,034,070)	(15,752,088)	(71,845,280)	(38,324,502)

Foreign currency translation adjustment	(247,882)	(647,174)	(896,306)	(257,535)

COMPREHENSIVE LOSS	$(42,281,952)	$(16,399,262)	$(72,741,586)	$(38,582,037)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Kashiv BioSciences, LLC and Subsidiaries

CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ EARNINGS (DEFICIT)

(Unaudited)

	Members’ Interest	Additional Members’ Capital	Deficit	AOCI	Total Members’ Earnings (Deficit)

Balance as of March 31, 2026	$476,521,834	$582,081,039	$(1,086,357,160)	$(3,439,815)	$(31,194,102)

Capital contribution from Kashiv Intermediate Holdco, LLC	-	41,250,000	-	-	41,250,000
Profit interests compensation	177,035	-	-	-	177,035
Net loss	-	-	(42,034,070)	-	(42,034,070)
Equity adjustment from foreign currency translation	-	-	-	(247,882)	(247,882)

Balance as of June 30, 2026	476,698,869	623,331,039	(1,128,391,230)	(3,687,697)	(32,049,019)

Balance as of December 31, 2025	476,344,799	555,281,039	(1,056,545,950)	(2,791,391)	(27,711,503)

Capital contribution from Kashiv Intermediate Holdco, LLC	-	68,050,000	-	-	68,050,000
Profit interests compensation	354,070	-	-	-	354,070
Net loss	-	-	(71,845,280)	-	(71,845,280)
Equity adjustment from foreign currency translation	-	-	-	(896,306)	(896,306)

Balance as of June 30, 2026	$476,698,869	$623,331,039	$(1,128,391,230)	$(3,687,697)	$(32,049,019)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Kashiv BioSciences, LLC and Subsidiaries

CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ EARNINGS (DEFICIT)

(Unaudited)
	Members’ Interest	Additional Members’ Capital	Deficit	AOCI	Total Members’ Earnings (Deficit)

Balance as of March 31, 2025	$475,860,916	$562,176,039	$(970,066,973)	$(2,017,448)	$65,952,534

Capital contribution from Kashiv Intermediate Holdco, LLC	-	-	-	-	-
Profit interests compensation	161,295	-	-	-	161,295
Debt assigned to Kashiv Biosciences HoldCo, LLC	-	(15,000,000)	-	-	(15,000,000)
Issuance of warrants in connection with Term Loans	-	1,749,000	-	-	1,749,000
Net loss	-	-	(15,752,088)	-	(15,752,088)
Equity adjustment from foreign currency translation	-	-	-	(647,174)	(647,174)

Balance as of June 30, 2025	476,022,211	548,925,039	(985,819,061)	(2,664,622)	36,463,567

Balance as of December 31, 2024	474,274,984	13,339,144	(947,494,559)	(2,407,087)	(462,287,518)

Profit interests compensation	322,589	-	-	-	322,589
Profit interests participation units assigned to Kashiv Biosciences HoldCo, LLC	1,424,638	(1,424,638)	-	-	-
Debt assigned to Kashiv Biosciences HoldCo, LLC	-	535,261,533	-	-	535,261,533
Issuance of warrants in connection with Term Loans	-	1,749,000	-	-	1,749,000
Net loss	-	-	(38,324,502)	-	(38,324,502)
Equity adjustment from foreign currency translation	-	-	-	(257,535)	(257,535)

Balance as of June 30, 2025	$476,022,211	$548,925,039	$(985,819,061)	$(2,664,622)	$36,463,567

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Kashiv BioSciences, LLC and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities
Net loss	$(71,845,280)	$(38,324,502)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,564,056	1,512,962
Right-of-use asset amortization	2,006,273	1,425,940
Right-of-use asset amortization - related party	268,883	260,689
Amortization of debt issuance costs and discount	1,028,303	313,069
Payment-in-kind (PIK) interest	2,560,281	1,899,098
Non-cash stock-based compensation	354,070	354,070
Change in operating assets and liabilities:
Accounts receivable	(572,311)	188,220
Accounts receivable - related party	1,281,416	(295,387)
Prepaid expenses and other current assets	4,634,776	(4,713,163)
Inventory	(2,279,278)	(919,372)
Other long-term assets	(3,603,639)	(842,076)
Accounts payable and other current liabilities	1,167,197	3,660,338
Interest payable	-	1,563,404
Deferred revenue	-	(1,940,887)
Deferred revenue - related party	-	(13,470,107)
Other long-term liability	25,791	(333,444)
Accrued liabilities	(3,475,617)	(3,824,340)
Operating lease liabilities	(1,075,333)	(1,401,567)
Operating lease liabilities - related party	(227,267)	(54,137)

Net cash used in operating activities	(68,187,679)	(54,941,192)

Cash flows from investing activities
Purchases of property and equipment	(10,619,888)	(21,505,907)

Net cash used in investing activities	(10,619,888)	(21,505,907)

Cash flows from financing activities
Capital contribution from Kashiv Intermediate Holdco, LLC	68,050,000	-
Proceeds from issuance of rupee term loan facility	5,893,317	-
Proceeds from issuance of term loan credit agreement	-	110,000,000
Payment of deferred financing costs	(478,528)	(8,353,775)
Repayment of principal on term loan credit agreement	(750,000)	(275,000)
Repayment related parties’ credit line promissory notes	-	(15,000,000)
Proceeds from related parties’ credit line promissory notes	-	29,700,000

Net cash provided by financing activities	72,714,789	116,071,225

Foreign currency impact on cash	600,515	(187,998)

NET (DECREASE) INCREASE IN CASH	(5,492,263)	39,436,128

Cash and restricted cash, beginning of period	23,476,477	3,770,844

Cash and restricted cash, end of period	$17,984,214	$43,206,972

Supplemental disclosure of cash flow information
Cash paid during the year for interest, net of capitalized interest	$2,939,398	$26,600,287
Cash paid during the year for taxes	$1,505,689	$957,541

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Kashiv BioSciences, LLC and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

Unaudited

	Six Months Ended June 30,
	2026	2025
Supplemental disclosure of non-cash investing and financing activities
Debt assigned to Kashiv Biosciences HoldCo, LLC	$-	$535,261,533
Fair value of warrants issued in connection with term loans	$-	$1,749,000
Reclassification of profit interests participation units to membership interests in connection with the Reorganization	$-	$1,424,538

The following table provides a reconciliation of the cash and restricted cash balances as of each of the periods shown above:

	Six Months Ended June 30,
	2026	2025

Cash	$13,910,969	$43,206,972
Long-term restricted cash	4,073,245	-

Total cash and restricted cash	$17,984,214	$43,206,972

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Kashiv BioSciences, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2026 and 2025
(Unaudited)
NOTE 1 - NATURE OF OPERATIONS

Organization and Business

Kashiv BioSciences, LLC, (the “Company” or “Kashiv” or “KB”) is a biopharmaceutical research, development, and manufacturing company. The Company is advancing a robust pipeline of biosimilars, complex peptides and enzyme-based programs via agreements with third parties in order to improve access to biologics and complex medicines for patients, physicians, and payers. The Company was formed in August 2010 as a Delaware limited liability company (“LLC”) and is governed by an LLC agreement (the “Operating Agreement”).

March 2025 Reorganization

In March 2025, the Company completed a corporate reorganization (the “Reorganization”) to simplify its ownership structure. In connection with the Reorganization, Kashiv BioSciences Holdco, LLC (“Holdco”) and Kashiv Intermediate Holdco, LLC (“Intermediate”) were formed. As part of the Reorganization, the members of the Company contributed all of their ownership interests, including Profit Participation Units (“PPUs”), in Kashiv to Holdco in exchange for economically equivalent ownership interests in Holdco. Immediately following this transaction, Holdco held 100% of the equity interests in the Company, with the members maintaining their respective proportional ownership interests on an indirect basis through Holdco.

Subsequently, Holdco contributed its ownership interests in Kashiv to Intermediate in exchange for units in Intermediate, resulting in Kashiv becoming a wholly owned subsidiary of Intermediate. In connection with this restructuring, the Company’s historical equity structure, which included multiple classes of units (including PPUs), was simplified into a single class of Common Units, as that term is defined in the Tenth Amended and Restated LLC Agreement. This conversion did not change the economic rights, vesting conditions, or ownership interests of the holders.

In addition, an existing credit funding loan of the Company was assigned to Holdco, and the related security interest in the Company’s assets was terminated.

The Reorganization was accounted for as an equity reorganization among entities under common control. Because the Reorganization did not result in a substantive change in ownership or control at the ultimate parent level, the Company’s assets and liabilities continue to be reflected at their historical carrying amounts. The Reorganization did not involve the exchange of cash or other consideration and was reflected as a capital transaction within the consolidated statement of changes member’s deficit.

April 2026 Ownership Restructuring

On April 18, 2026, Intermediate distributed its ownership interest in the Company to Holdco and Holdco subsequently distributed such interests to the former members of the Company that had contributed their ownership interests in the March 2025 Reorganization, other than holders of PPUs. The transaction was accounted for as an equity transaction among entities under common control. Accordingly, the transaction did not result in a change in the carrying amounts of the Company’s assets and liabilities and was reflected as an equity transaction.

Acquisition

On April 21, 2026, the Company entered into a definitive agreement (the “Agreement”) with Amneal Pharmaceuticals, Inc. (“Amneal”), pursuant to which Amneal has agreed to acquire 100% of the outstanding membership interests of the Company (the “Acquisition”). Under the terms of the Agreement, consideration consists of $375 million in cash and 28,942,108 shares of Amneal Class A common stock at closing, plus up to $350 million of contingent consideration payable upon the achievement of specified regulatory milestones and potential royalties based on commercial milestones.

Kashiv BioSciences, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

June 30, 2026 and 2025
(Unaudited)

On August 10, 2026, the Company completed the Acquisition contemplated by the Agreement pursuant to which Amneal Pharmaceuticals LLC, a wholly owned subsidiary of Amneal, purchased 100% of the issued and outstanding membership interests of the Company (see Note 14).

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and contain all adjustments necessary for a fair presentation of the consolidated financial statements. These financial statements reflect the accounts of the Company, which is a wholly owned subsidiary of Intermediate, and are presented on a standalone basis. Accordingly, the accounts of Intermediate and other parent entities are not included. All material intercompany accounts and transactions have been eliminated in consolidation. From time to time, the Company receives capital contributions from Intermediate to fund operations or for general corporate purposes.

Liquidity

The process of drug development can be costly, and the timing and outcomes of clinical trials is uncertain. The assumptions upon which the Company has based its estimates are routinely evaluated and may be subject to change. The actual amount of the Company’s expenditures will vary depending upon several factors, including, but not limited to, the design, timing and duration of future clinical trials, the progress of the Company’s research and development programs and the level of financial resources available. The Company has the ability to adjust its operating plan spending levels based on the timing of future clinical trials, which will be predicated upon adequate funding to complete the trials.

The Company has limited capital resources and has incurred recurring operating losses and negative cash flows from operations since inception. The Company used cash from operations of $68.1 million during the six months ended June 30, 2026 and had an accumulated deficit of $32.0 million as of June 30, 2026. The Company has financed its business operations to date from capital and debt from related party investors and third party lenders. The Company raised debt in 2025 in both the US and India in order to fund future operations and continue its clinical development programs.

Following the completion of the Acquisition on August 10, 2026, the Company became a wholly owned subsidiary of Amneal. Management expects that future funding support from Amneal, together with projected license and milestone revenues, will fund the operations of the Company through at least the second quarter of 2027. Product approvals and additional revenue streams are expected to result in significant growth from additional revenue sources and collaboration contracts in 2026. However, the Company has historically incurred losses and continues to incur significant research and development expenditures. In addition, while the Company may seek funding support from Amneal, there is no guarantee that such funding will be provided to fund the Company’s existing liabilities and ongoing operating and research and development expenditures. Further, there is no guarantee that the planned growth opportunities will be successfully executed or have the expected benefits. As there can be no assurance that the Company will be able to effectively implement its plans within one year after the issuance date, based on the factors above, management concluded that there is substantial doubt about the Company’s ability to continue as a going concern through such one-year period.

Kashiv BioSciences, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

June 30, 2026 and 2025
(Unaudited)
The accompanying consolidated financial statements have been prepared as though the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the identification of performance obligations, including the assessment of material rights, the determination of variable consideration and allocation of transaction price in revenue arrangements, the recoverability and useful lives of long-lived assets, the determination of reserves for excess and obsolete inventory, estimates of expected credit losses on receivables, assumptions used in the fair value of equity-based instruments, including warrants and Profit Participation Units, the determination of the incremental borrowing rate for leases, and the evaluation of contingencies and litigation. Actual results could differ from those estimates.

Risks and Uncertainties

The Company is subject to risks common in the pharmaceutical industry. Development of new pharmaceutical products is a difficult and lengthy process that requires significant financial resources along with technical and regulatory expertise. Uncertainties include, but are not limited to, the ability to develop and commercialize product, the ability to gain regulatory approvals, dependency on key customers and suppliers including for certain active pharmaceutical ingredients, potential product liability risks that are inherent in the development, clinical testing and manufacturing of human therapeutic products and the ability to create and protect intellectual property rights.

Revenue Recognition

The Company recognizes revenue in accordance with the authoritative guidance of Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. Under ASC 606, the Company recognizes revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which it expects to be entitled to in exchange for those goods or services.

The Company’s principal sources of revenue are pharmaceutical manufacturing, research, and development and product licensing services that focus on developing innovative technologies, improved medicines, and life-cycle management products. To determine revenue recognition for contracts with customers, the Company performs the following five steps in accordance with ASC 606: (i) identify the contract with a customer; (ii) identify the performance obligations in the contract, (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies the performance obligation. The Company’s contracts are service contracts that generally have a duration of a few months to several years with revenue being recognized over time as services are provided to the customer in satisfaction of its performance obligations.

The majority of the Company’s contracts can be terminated by the customer either immediately or after a specified notice period. Upon early termination, the contracts generally require the customer to pay the Company for: (i) consideration earned through the termination date, which is consistent with the level of cost and effort expended through the termination date; (ii) consideration for services to complete the work still required to be performed and reimbursement for other related expenses, as applicable; and (iii) reimbursement for certain non-cancelable expenditures.

Kashiv BioSciences, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

June 30, 2026 and 2025
(Unaudited)
The Company sells its services to clients under sales contracts which generally consist of master supply agreements, product development and manufacturing supply agreements and statements of works which are governed by the terms and conditions of the master agreement. The Company recognizes commercial revenue from the sale of product at the time of title transfer to its customers. Substantially all of the Company’s research and service revenues are recognized over time as the Company performs the service and satisfies the performance obligation using output methods. Certain contracts may result in revenue being recognized at a point in time. For these contracts, revenue is recognized when the customer obtains control of the promised goods or services. The Company records revenues net of estimated variable consideration, as applicable, in its transaction price as follows:

Royalty Revenue

Revenue from royalties is recognized in accordance with ASC 606-10-55-65 at the later of (i) when the subsequent sale or usage occurs or (ii) when the related performance obligation has been satisfied. The Company concluded that the license is the predominant performance obligation to which the royalties relate; therefore, revenue is recognized when the underlying sales occur. For the three months ending June 30, 2026 and 2025, revenues from royalties of a related party were $3.3 million and $3.4 million, respectively. For the six months ending June 30, 2026 and 2025, revenues from royalties of a related party were $6.4 million and $7.4 million, respectively.

 Contract Research Revenue

Revenue from contract research services is recognized after contract signing and as performance obligations are satisfied. Contract research contracts generally range in duration from a few weeks to a few years and typically take the form of an agreed-upon fixed fee arrangement. Such contracts typically do not contain acceptance provisions based upon the achievement of certain study or laboratory testing results. Contracts contain either one or multiple performance obligations. Revenue from contract research services, all of which were with related parties, were $0.5 million for the three months ending June 30, 2026 and 2025, respectively. Revenue from contract research services, all of which were with related parties, were $1.1 million for the six months ending June 30, 2026 and 2025, respectively.

 Commercial Revenue

Revenue from commercial manufacturing services is recognized when the customer obtains control of the product based on the contractual shipping terms of the contract, at which time the performance obligation is deemed to be completed. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring products to a customer. Revenue from commercial manufacturing services, all of which were with related parties, were $2.2 million and $1.3 million for the three months ending June 30, 2026 and 2025, respectively. Revenue from commercial manufacturing services, all of which were with related parties, were $4.6 million and $5.6 million for the six months ending June 30, 2026 and 2025, respectively.

Kashiv BioSciences, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

June 30, 2026 and 2025
(Unaudited)
Milestone Revenue

Revenue from license and milestone arrangements may include variable consideration. Milestone payments are contingent upon the achievement of specified events and are included in the transaction price only to the extent that it is probable that a significant reversal of cumulative revenue recognized will not occur. The Company evaluates these milestones at contract inception and at each reporting period and recognizes revenue when the uncertainty is resolved or when it becomes probable that a significant reversal will not occur, and the related performance obligation has been satisfied. Revenues from milestones were $0.5 million (all of which were with related parties) and $16.3 million (of which $13.1 million is with related parties) for the three months ending June 30, 2026 and 2025, respectively. Revenues from milestones were $15.2 million (of which $10.5 million is with related parties) and $32.5 million (of which $28.5 million is with related parties) for the six months ending June 30, 2026 and 2025, respectively. Deferred revenues from milestones which is included within long-term liabilities were $0.5 million as of June 30, 2026 and December 31, 2025, respectively (see Note 3).

License and Collaboration Agreements

The Company evaluates its collaborative arrangements pursuant to ASC 808, Collaborative Arrangements, and ASC 606. The Company considers the nature and contractual terms of collaborative arrangements and assesses whether the arrangement involves a joint operating activity pursuant to which the Company is an active participant and is exposed to significant risks and rewards with respect to the arrangement. If the Company is an active participant and is exposed to significant risks and rewards with respect to the arrangement, the Company accounts for the arrangement as a collaboration under ASC 808. If it is not exposed to significant risks and rewards and the contract is with a customer, the Company accounts for the collaboration under ASC 606. Payments pursuant to collaborative arrangements may include non-refundable upfront payments, development milestone payments upon the achievement of significant development and regulatory events, commercial sales milestones, and royalties on product sales. The amount of variable consideration is constrained until it is probable that the revenue is not at a significant risk of reversal in a future period. In determining the appropriate amount of revenue to be recognized as the Company fulfills its obligations under a collaboration arrangement, the Company applies the five-step model of ASC 606: (i) identify the contract with a customer; (ii) identify the performance obligations in the contract, including whether they are capable of being distinct; (iii) determine the transaction price, including the constraint on variable consideration; (iv) allocate the transaction price to the performance obligations; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company applies significant judgment when evaluating whether contractual obligations represent distinct performance obligations, allocating transaction price to performance obligations within a contract, determining when performance obligations have been met, and assessing the recognition of variable consideration. When consideration is received prior to the Company completing its performance obligation under the terms of a contract, a contract liability is recorded as deferred revenue. Deferred revenue expected to be recognized as revenue within the twelve months following the balance sheet date is classified as a current liability within Accrued liabilities.

Contract Liabilities

Deferred revenue is recorded when cash is received in advance of performance of the obligation. Deferred revenue represents the future performance obligations to transfer control of products or services for which we have already received consideration. Deferred revenue will be subsequently recognized as revenue upon the satisfaction of the underlying performance obligations under the contract.

Revenue recognized from amounts included in deferred revenue at the beginning of the year was approximately $10.3 million and $15.4 million for the three and six months ended June 30, 2025 (none for the three and six months ended June, 2026). Total deferred revenue was approximately $0.5 million, $0.5 million and $16.6 million as of June 30, 2026, December 31, 2025 and December 31, 2024, respectively.

Kashiv BioSciences, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

June 30, 2026 and 2025
(Unaudited)
Research and Development Costs

Research and development costs are expensed to operations as incurred. Research and development costs include salaries, certain building and facility expenses, clinical and contract research organization, materials, and laboratory costs.

The Company determines expenses related to clinical studies based on estimates of the services received and efforts expended pursuant to contracts with multiple contract research organizations that conduct and manage clinical studies on its behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. Payments under some of these contracts depend on factors such as the successful enrollment of patients and the completion of clinical trial milestones. In accruing service fees, the Company estimates the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, the accrual is adjusted accordingly. The expenses for some trials may be recognized on a straight-line basis if the expected costs are expected to be incurred ratably during the period. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in the consolidated financial statements as prepaid or accrued expenses.

Cash

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash. The Company maintains its cash in bank checking and money market accounts, as well as foreign accounts, which, at times, may be in excess of insured limits. As of June 30, 2026 and December 31, 2025, the Company had cash balances that exceeded federally insured limits by approximately $13.7 million and  $19.2 million, respectively.

Restricted Cash

As of June 30, 2026 and December 31, 2025, the Company had $4.1 million of restricted cash related to a letter of credit posted as security under a long-term lease agreement. Subject to the Company’s continued compliance with the lease and the absence of an event of default, the face amount of the letter of credit is reduced by $0.5 million on each annual anniversary after the first twelve months of rent payments, until the face amount is reduced to $0.5 million. Until such reductions occur, the landlord retains the right to draw upon the full remaining balance of the letter of credit.

Accounts Receivable

The Company records accounts receivable at amounts due from customers, net of a provision for current expected credit losses. The Company evaluates the adequacy of the allowance for credit losses on a periodic basis. This evaluation includes historical loss experience, length of time receivables are past due, adverse situations that may affect a customer’s ability to pay its obligations to the Company, prevailing market conditions and historical patterns of actual credits issued. The Company writes off accounts receivable against the provision for current expected credit losses when a balance is determined to be uncollectible. The Company recorded a provision for current expected credit losses of $1.0 million as of June 30, 2026, and $0.2 million as of December 31, 2025, respectively, and $0 as of December 31, 2024. As of June 30, 2026 and December 31, 2025, the Company had one third-party customer whose accounts receivable balance accounted for approximately 77% and 57%, respectively, of total third-party accounts receivable.

Kashiv BioSciences, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

June 30, 2026 and 2025
(Unaudited)
Inventory

Inventory is stated at the lower of cost (first-in, first-out method, “FIFO”) or net realizable value. The Company evaluates lower of cost or net realizable value separately for commercial and pre-launch inventory. In evaluating whether inventory is stated at the lower of cost or net realizable value, management considers such factors as the amount of inventory on hand, remaining shelf life and current and expected orders from the Company’s collaboration partners, distributors, and customers. As appropriate, the Company reflects provisions necessary to reduce the carrying value of its inventories to net realizable value.

Property and Equipment

Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, generally five to 10 years. Leasehold improvements are recorded at cost and amortized over the shorter of useful life or term of the lease. Major renewals and improvements are capitalized, while maintenance and repairs are charged to operations as incurred.

Capitalization of Interest

The Company capitalizes interest on capital projects in accordance with ASC 835-20, Capitalization of Interest, which requires the capitalization of interest costs to get certain assets ready for their intended use. The Company capitalizes interest costs on borrowings during the construction period of major construction projects as part of the cost of the constructed assets. Interest is capitalized based on the interest rate applicable to specific borrowings or the weighted average of the rates applicable to other borrowings during the period. Capitalization of interest ceases when the project is substantially complete and ready for its intended use.

Lease Accounting

The Company accounts for leases under ASC 2016-02, Leases (Topic 842). The Company determines if an arrangement is a lease at contract inception. Operating lease assets represent a right to use an underlying asset for the lease term and operating lease liabilities represent an obligation to make lease payments arising from the lease. The Company recognizes operating lease assets and liabilities at the commencement date of the lease based upon the present value of lease payments over the lease term. When determining the lease term, the Company includes options to extend or terminate the lease when it is reasonably certain that the Company will exercise those options. The Company uses its incremental borrowing rate, as the rate implicit in the lease is not readily determinable; historically, this rate was based on an estimate of the rate the Company would incur to borrow on a collateralized basis over a similar term in a similar economic environment. For leases entered into subsequent to the adoption of ASC 842, the Company elected the private company practical expedient to use a risk-free discount rate, determined using U.S. Treasury rates with a maturity consistent with the lease term.

Deferred Financing Fees

Deferred financing costs are capitalized and amortized over the term of the related debt using the effective interest method and are presented as a direct reduction of the carrying amount of the associated debt on the balance sheet, with amortization included in interest expense.

Long-Lived Assets

The Company reviews the recoverability of long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable. If required, the Company compares the estimated undiscounted future net cash flows to the related asset’s carrying value to determine whether there has been an impairment. If an asset is considered impaired, the asset is written down to fair value, which is based either on discounted cash flows or appraised values in the period the impairment becomes known. The Company believes that long-lived assets are recoverable, and no impairment was deemed necessary at June 30, 2026 and December 31, 2025.

Kashiv BioSciences, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

June 30, 2026 and 2025
(Unaudited)
Income Taxes

The Company is an LLC and is treated as a partnership for income tax purposes. Income (loss) passes through and is allocated to the members of the Company in accordance with the Operating Agreement. The Company files income tax returns in U.S. federal jurisdiction and certain state jurisdictions. The wholly owned Indian subsidiaries are private limited formed within the India tax laws and pays taxes in accordance with local laws. Income taxes are accounted for using the asset and liability method whereby deferred tax assets and liabilities are determined based on temporary difference between the bases used for financial reporting and income tax reporting purposes. Deferred taxes were not material. The tax years subject to audit are 2018 through 2023. The Company had no material uncertain tax positions at June 30, 2026 and December 31, 2025.

Fair Value of Financial Instruments

Certain assets and liabilities of the Company are carried at fair value under U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

Level 1 -	Quoted prices in active markets for identical assets or liabilities.

Level 2 -	Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

Level 3 -	Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying values reflected in the Company’s balance sheets for cash, prepaid expenses and other current assets, accounts payable and accrued liabilities approximate fair value due to their short-term maturities.

Profit Interests Compensation

The Company established two profit participation plans under which profit interests are granted to certain employees in the form of units of Class E Member, LLC and Class F Member, LLC (“Class E Units” and “Class F Units,” respectively). The Company accounts for these units in accordance with ASC Topic 718, Compensation - Stock Compensation (“Topic 718”). Following the March 2025 corporate reorganization (see Note 1), the profit interests awards were contributed to and are legally issued by Holdco; however, the award holders remain employees of the Company, and compensation expense continues to be recognized by the Company as the entity receiving the employee services, with a corresponding capital contribution from Holdco.

Kashiv BioSciences, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

June 30, 2026 and 2025
(Unaudited)
Compensation expense is recorded over the vesting period based on valuations and marked to market at each reporting date. For both employee and service provider units, the units vest over the respective vesting period. In most cases, if the Company terminates the relationship, the units may be forfeited. However, certain terminations do not result in forfeitures. Profit interests are recorded as liabilities until they vest and are held for six months becoming mature profit interests. At that time, they are then reclassified to additional members’ capital. The Company recognizes the forfeitures as they occur, based on the fair value of the awards as of the claw back date. The Company records a reversal to the current liability account and credit to the income statement (see Note 13).

Recently Adopted Accounting Pronouncements

In July 2025, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2025-05, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets, which provides a practical expedient for entities to measure expected credit losses on current accounts receivable and current contract assets within the scope of ASC 606, Revenue from Contracts with Customers. The practical expedient assumes that current conditions as of the balance sheet date remain unchanged for the remaining life of the asset. The guidance is effective for interim and annual reporting periods beginning after December 15, 2025. The Company adopted this guidance effective January 1, 2026. The adoption did not have a material impact on the Company’s consolidated financial statements or related disclosures.

In March 2024, the FASB issued ASU 2024-01, Compensation - Stock Compensation (Topic 718): Scope Application of Profit Interest and Similar Awards. This update clarifies how companies account for profit interest and similar awards given to employees or non-employees, which helps determine whether such award fall under stock compensation or general compensation accounting standards. The amendments in this update are effective for annual periods beginning after December 15, 2025, and interim periods within those annual periods for entities other than public business entities. The Company adopted this guidance effective January 1, 2026, and the adoption did not have a material impact on its consolidated financial statements.

NOTE 3 - LICENSE AGREEMENTS

License Agreement with Alvotech hf.

On September 28, 2023, the Company entered into a Product Licensing and Supply Agreement with Alvotech hf. (“Alvotech”) granting Alvotech the exclusive rights to obtain regulatory approval for and commercialize a biosimilar to XOLAIR® (omalizumab) in the European Union, the United Kingdom, Australia, Canada, and New Zealand (the “Alvotech License Agreement”). Under the agreement, the Company performs certain research and development activities and provides dossier-related support, while Alvotech is responsible for regulatory approval, commercialization, marketing, and sales activities in the territory. The term of the Alvotech License Agreement is 10 years, commencing upon commercial launch of the product.

In connection with execution of the agreement, the Company received a nonrefundable upfront payment of $3.0 million and potential future milestone payments totaling up to $25.0 million upon the achievement of specified developmental, regulatory, and commercial milestones within agreed-upon timelines. The Alvotech License Agreement also provides for royalty payments based on net sales of the product, subject to specified deductions. During the three months ending June 30, 2026 and 2025, the Company recognized $0 million and $3.1 million, of milestone revenue related to additional developmental milestones under this agreement. During the six months ending June 30, 2026 and 2025, the Company recognized $4.0 million and $3.9 million, of milestone revenue related to additional developmental milestones under this agreement.

Kashiv BioSciences, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

June 30, 2026 and 2025
(Unaudited)
As of June 30, 2026, the Company has recognized cumulative milestone revenue of $16.7 million under this agreement.

License Agreement with Amneal Pharmaceuticals Inc

On July 1, 2024, the Company and Amneal Pharmaceuticals Inc (“Amneal”) entered into an exclusive license and commercialization agreement to distribute and sell omalizumab, a biosimilar to XOLAIR®, in the United States and India. The Company is responsible for development, regulatory filings, obtaining FDA approval, and manufacturing of the product, while Amneal is responsible for marketing, selling, and pricing activities. The term of the agreement is 10 years from the respective product’s launch date and automatically renews for successive three-year terms unless either party provides written notice of termination.

In connection with execution of the agreement, the Company received a nonrefundable payment of $10.0 million and potential future milestone payments totaling up to $75.0 million upon the achievement of specified developmental, regulatory, and commercial milestones within agreed-upon timelines. In addition, the agreement provides for Kashiv to receive a profit share of up to 45% of net profits, after deducting manufacturing, marketing, royalty, and shipping costs, as defined in the agreement.

During the three months ended June 30, 2026 and 2025, the Company recognized $0.5 million and $8.1 million of milestone revenue, respectively. During the six months ended June 30, 2026 and 2025, the Company recognized $10.5 million and $13.4 million of milestone revenue, respectively.

In May 2025, Amneal and the Company entered into a separate license agreement for the development and commercialization of Carfilzomib (the “Carfilzomib License Agreement”). Under the agreement, Amneal is responsible for development, regulatory approval, and commercialization of the product, while the Company retains ownership of the underlying intellectual property. The term of the Carfilzomib License Agreement is 10 years commencing from the product’s launch date in the United States.

In connection with execution of the agreement, the Company was entitled to a nonrefundable upfront payment of $2.0 million and is eligible to receive future milestone payments totaling up to $23.0 million, consisting of regulatory approval, commercial launch, and sales-based milestones. In addition, the Carfilzomib License Agreement provides for the Company to receive a profit share of up to 50% of net profits, after deducting manufacturing and other allowable costs, as defined in the agreement. During the three and six months ended June 30, 2026 and 2025, the Company did not recognize any milestone revenue from this agreement.

License Agreement with Intas Pharmaceuticals Limited

On December 16, 2025, the Company entered into an exclusive license agreement with Intas Pharmaceuticals Limited (“Intas”) granting Intas the exclusive rights to seek regulatory approval for and commercialize Lanreotide in Europe and India (the “Intas License Agreement”). Under the agreement, the Company is responsible for delivering a complete regulatory dossier package to support Intas’s filings, while Intas is responsible for regulatory approval, commercialization, and marketing activities in the licensed territories. Upon achieving regulatory approval, the Company will be responsible for manufacturing and supplying drug substance to Intas. The term of the Intas License Agreement commences upon commercial launch of the product and includes customary renewal provisions.

In connection with execution of the agreement, the Company was entitled to a nonrefundable upfront payment of $1.2 million and is eligible to receive future development, regulatory, launch, and sales-based milestone payments totaling up to approximately $23.5 million, contingent upon the achievement of specified regulatory and commercial milestones, including annual net sales thresholds. During the three  and six months ended June 30, 2026 and 2025, the Company did not recognize any milestone revenue from this agreement.

Kashiv BioSciences, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
June 30, 2026 and 2025
(Unaudited)

For the three and six months ended June 30, 2026, the Company did not recognize any revenue from amounts included in deferred revenue related to related party arrangements and did not defer any additional related party revenue during the period.

For the three and six months ended June 30, 2025, the Company recognized $8.1 million and $13.5 million, respectively, of revenue that had been included in deferred revenue related to related party arrangements as of December 31, 2024.

NOTE 4 - RELATED-PARTY TRANSACTIONS

The Company has various business arrangements with related parties that are affiliates due to common ownership. Certain holders of equity interests in the Company, including members of management, directly or indirectly hold ownership interests in these entities and may also serve in governance roles, including as members of the Board of Managers.

The Company utilizes management services from a related party to perform back-office and support functions. For each of the three months ended June 30, 2026 and 2025, total expenses, included in selling, general and administrative expenses, were $0.2 million. For each of the six months ended June 30, 2026 and 2025, total expenses, included in selling, general and administrative expenses, were $0.4 million. As of June 30, 2026 and December 31, 2025, accounts payable to this related party was $0.1 million and $0.6 million, respectively.

The Company utilizes management services from a related party for business development, legal and treasury functions. Total expenses included in selling, general and administrative expenses were $0.1 million for each of the three months ended June 30, 2026 and 2025. Total expenses included in selling, general and administrative expenses were $0.2 million for each of the six months ended June 30, 2026 and 2025. As of June 30, 2026 and December 31, 2025, accounts payable to this related party was $0.1 million, respectively.

The Company entered into various product development agreements with a related party whereby the Company would be entitled to milestone payments based on defined development steps and commercial revenue and royalties once marketed on these developed products, as well as revenue earned for administrative support. The milestones are fixed amounts per defined development steps and are captured under contract research revenue in the consolidated statements of operations and comprehensive loss. Royalties are calculated based upon a contractual percentage of gross profits calculated on a product per product basis for those products marketed and is captured under royalty revenue in the consolidated statements of operations and comprehensive loss. CMO revenue is earned on each unit sold to the related party at its agreed upon supply price. At times, the Company incurs expenses related to these products and the expense was reimbursed by the related party. The Company earned CMO revenue of $2.2 million and $1.3 million during the three months ended June 30, 2026 and 2025, respectively. During the six months ended in June 30, 2026 and 2025, the Company earned CMO revenue of $4.6 million and $5.6 million, respectively. The Company recognized royalty revenue of $3.3 million and $3.4 million during the three months ended June 30, 2026 and 2025. During the six months ended June 30, 2026 and 2025, the Company recognized royalty revenue of approximately $6.4 million and $7.4 million, respectively. The Company recognized milestone revenue of approximately $0.5 million and $13.1 million during the three months ended June 30, 2026 and 2025, respectively. During the six months ended June 30, 2026 and 2025, the Company recognized milestone revenue of approximately $10.5 million and $28.5 million, respectively. The Company had $0 million deferred revenue from this related party as of June 30, 2026.

Kashiv BioSciences, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
June 30, 2026 and 2025
(Unaudited)
Accounts and other receivables due from the related party for milestones, royalties and pass through expenses were $3.4 million and $4.9 million as of June 30, 2026 and December 31, 2025, respectively.

The Company rents office, manufacturing and laboratory space from a related party for their Piscataway location (see Note 8). For the three months ended June 30, 2026 and 2025, the Company paid $0.2 million and $0.1 million, respectively. For the six months ended June 30, 2026 and 2025, the Company paid $0.4 million and $0.2 million, respectively. The ROU asset amounts related to this lease were $6.5 million and $6.6 million as of June 30, 2026 and December 31, 2025, respectively.

During 2020, the Company entered into a contract with a related party whereby the Company would provide clinical operations and project management consulting services in connection with specified projects being performed by the related party. These services include coordination with clinical and participating sites, executing site visits, reviewing, and finalizing site visits reports, review of clinical study reports, and reviewing FDA correspondence. For the three months ended June 30, 2026 and 2025, revenue from this related party was $0.5 million, respectively. For the six months ended June 30, 2026 and 2025, revenue from this related party was $1.0 million, respectively. Accounts receivable from this related party was $0.4 million and $0.2 million as of June 30, 2026 and December 31, 2025, respectively.

NOTE 5 – INVENTORIES, NET

The following are the major classes of inventory:

	June 30, 2026	December 31, 2025
Raw material and packaging components	$8,213,751	$8,270,320
Work in process	7,535,851	8,528,022
Finished goods	287,068	600,433

Gross inventories	16,036,670	17,398,775

Less: reserve for obsolescence	(2,441,534)	(6,082,918)

Inventories, net	$13,595,136	$11,315,857

Kashiv BioSciences, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
June 30, 2026 and 2025
(Unaudited)
NOTE 6 - PREPAIDS AND OTHER CURRENT ASSETS

The following lists the detail of prepaid expenses:

	June 30, 2026	December 31, 2025
Tax receivable	$7,315,837	$8,323,306
Material and supplies	1,638,831	4,226,068
Licenses and subscriptions	645,001	1,140,675
Services	766,681	756,629
Payroll advance	-	936,941
Other prepaids	1,098,073	812,448

	$11,464,423	$16,196,067

NOTE 7 - PROPERTY AND EQUIPMENT

At June 30, 2026 and December 31, 2025, the Company’s property and equipment, net of accumulated depreciation and amortization consists of:

	June 30, 2026	December 31, 2025
Machinery and equipment	$37,727,142	$37,500,957
Leasehold improvements	36,203,418	36,240,357
Furniture and fixtures	1,305,225	1,353,143
Computer software	91,381	93,400
Computer hardware	1,010,214	984,881
Vehicle	111,806	117,431
Land	2,047,577	2,150,598
Capital assets in progress (including capitalized interest)	85,844,117	78,138,668

	164,340,880	156,579,435

Less: accumulated depreciation and amortization	(62,861,068)	(61,702,176)

	$101,479,812	$94,877,259

Depreciation and amortization expense was $0.8 million for each of the three months ended June 30, 2026 and 2025, respectively, and $1.6 million and $1.5 million for the six months ended June 30, 2026 and 2025, respectively.

Capitalized interest costs with respect to qualifying construction projects were $4.3 million and $3.3 million as of June 30, 2026 and December 31, 2025, respectively.

Kashiv BioSciences, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
June 30, 2026 and 2025
(Unaudited)
NOTE 8 - LEASES

The Company has operating leases for office, manufacturing, laboratory, and warehousing space with remaining lease terms between one and 20 years in New Jersey and Illinois.

The Company leases office, manufacturing and quality control facilities in Chicago, Illinois under a lease, which was executed in September 2011 and expired in March 2024. The option to extend was exercised with the new lease term ending in March 2029. Monthly payments under the new lease, which increase annually, are approximately $0.5 million.

There is a separate lease with a university in Chicago, whose campus the building resides on, granting dock access for deliveries that expired July 31, 2024. The Company renewed the lease to extend the term to March 31, 2029. The Company is obligated to pay its portion of common area maintenance, taxes, and other costs under the lease agreement described above. Rent expense exclusive of common area maintenance, taxes, and other costs under the above leases for the six months ended June 30, 2026 was
$0.01 million.

On December 4, 2025, the Company entered into a lease agreement with a Lease Term Commencement date of January 1, 2026 with STAG Industrial Holdings, LLC, for 102,610 square feet of manufacturing space at 100 New England Avenue, Piscataway, NJ. The lease term runs until September 30, 2036 with a one-time option to extend for another 10 years. The lease required a $4.0 million letter of credit to be issued prior to the Lease Term Commencement date, which is reflected as Restricted cash in the consolidated balance sheets.

In November 2024, the Company executed a new lease for warehouse space in Somerset, NJ. The payments under this lease, which increase annually, are currently $0.3 million per annum. The lease expires in January 31, 2030.

The Company has a related party lease for manufacturing, research and laboratory facilities located in Piscataway, New Jersey. Monthly payments increase every three years under the lease. (See Note 4).

The following assets and liabilities relating to operating leases are presented on the Company’s consolidated balance sheets as of June 30, 2026 and December 31, 2025:

	June 30, 2026	December 31, 2025
Assets
Operating lease ROU assets in non-current assets (including $6.3 million and $6.6 million, respectively, of lease with related party)	$45,325,413	$19,542,446

Liabilities
Operating lease liabilities in current liabilities (including $0.5 million, respectively, of lease with related party)	$6,868,869	$4,844,381
Operating lease liabilities in non-current liabilities (including $6.6 million and $6.9 million, respectively, of lease with related party)	$41,790,207	$16,927,291

Operating lease cost totaled $1.9 million and $1.4 million for the three months ended June 30, 2026 and 2025, respectively, and $3.9 million and $2.8 million for the six months ended June 30, 2026 and 2025, respectively. Operating cash flows from operating leases totaled $1.4 million and $1.3 million for the three months ended June 30, 2026 and 2025, respectively, and $2.8 million and $2.6 million for the six months ended June 30, 2026 and 2025, respectively.

Kashiv BioSciences, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
June 30, 2026 and 2025
(Unaudited)
The weighted average remaining lease term of the Company’s operating leases was 14.2 years and 5.7 years at June 30, 2026 and 2025, respectively, and the weighted average discount rate was 4.68% and 4.38%, respectively.

Maturities of operating lease liabilities as of June 30, 2026, were as follows:

Years Ending December 31,	Amount
2026 (excluding the six months ended June 30, 2026)	$3,284,279
2027	7,451,670
2028	6,964,722
2029	4,063,357
2030	2,882,778
2031	2,962,129
Thereafter	42,567,434

Total future minimum operating lease payments	70,176,369

Less: imputed interest and foreign exchange loss	21,517,293

Present value of operating lease liabilities	$48,659,076

NOTE 9 - ACCRUED LIABILITIES

As June 30, 2026 and December 31, 2025, accrued liabilities consist of:

	June 30, 2026	December 31, 2025
Vendor invoices	$2,384,547	$3,018,558
Payroll	1,490,553	1,498,262
Vacation payable	1,597,367	1,031,488
Bonus	2,167,432	3,040,377
Other liabilities	851,451	591,297

	$8,491,350	$9,179,982

NOTE 10 - COMMITMENTS AND CONTINGENCIES

Legal

From time to time, the Company may be subject to various legal proceedings and claims that arise in the ordinary course of the Company’s business activities. Currently, the Company is not aware of any such legal proceedings or claims. The Company is not aware of any other claim or litigation, the outcome of which, if determined adversely to the Company, would have a material effect on the Company’s financial position or results of operations.

Kashiv BioSciences, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
June 30, 2026 and 2025
(Unaudited)
NOTE 11 - DEBT

At June 30, 2026 and December 31, 2025, the Company’s total debt consists of:

	June 30, 2026	December 31, 2025
Term loan credit agreement	$157,023,103	$155,212,822
Rupee term loan facility	13,144,808	7,251,491

Subtotal	170,167,911	162,464,313

Less: unamortized debt issuance costs and discount	(10,611,960)	(11,671,285)

Total debt and long-term notes payable	159,555,951	150,793,028

Current portion of debt and long-term notes payable	1,500,000	1,500,000

Long-term portion of debt and notes payable	$158,055,951	$149,293,028

Secured Credit Notes- Related Party

The Company had secured credit notes with an affiliate/related party. These notes were secured by the properties and assets of the Company. The collateral included all rights, title, and interest of the Company, whether now owned or hereafter acquired. The notes also contained other representations, warranties, and financial and non-financial covenants, customary for an issuance of notes of this nature. The notes beared 10% non-compounding annual interest.

During Q1 2025, Kashiv received an additional $29.7 million in loans to fund operations under the existing note for the year. In connection with the corporate reorganization completed in March 2025, the outstanding balance of this credit funding loan, together with related accrued interest, was assigned to the Company’s parent entity, and the related security interest in the Company’s assets was terminated as described in Note 1. Accordingly, as of June 30, 2026 and December 31, 2025, the Company did not have any outstanding notes payable or accrued interest related to this arrangement.

For the six months ended June 30, 2025, the Company incurred $11.6 million in interest expense related to these notes.

Term Loan Credit Agreement

On April 2, 2025 (the “Closing Date”), the Company entered into a Term Loan Credit Agreement (the “Credit Agreement”) with a syndicate of lenders, pursuant to which the Company obtained term loan financing consisting of (i) an aggregate principal amount of up to $110.0 million of closing date term loans (the “Closing Date Term Loans”), which were funded on the Closing Date, and (ii) an aggregate principal amount of up to $40.0 million of delayed draw term loans (the “Delayed Draw Term Loans,” and together with the Closing Date Term Loans, the “Term Loans”), which may be drawn at the Company’s election, subject to the terms and conditions of the Credit Agreement. Once repaid or prepaid, amounts borrowed under the Term Loans may not be reborrowed. The Delayed Draw Term Loans were drawn on November 24, 2025.

Kashiv BioSciences, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
June 30, 2026 and 2025
(Unaudited)
The Term Loans mature on the fifth anniversary of the Closing Date, unless earlier repaid in accordance with the terms of the Credit Agreement. The obligations under the Credit Agreement are secured by substantially all of the assets of the Company and a pledge of 65% of the equity interests of its foreign subsidiaries.

Borrowings under the Credit Agreement bear interest, at the Company’s option, at a rate equal to (i) adjusted secured overnight financing rate (“SOFR”) plus an applicable margin or (ii) a base rate plus an applicable margin. For the first six quarters following the Closing Date, the Company may elect to pay up to 60% of the interest as payment-in-kind (“PIK”) interest, which is capitalized and added to the outstanding principal balance. For the six months ended June 30, 2026 and 2025, the Company recognized interest expense of approximately $8.0 million and $3.1 million related to the facility. Pursuant to the terms of the agreement, the Company elected to pay a portion of interest in PIK, resulting in approximately $8.7 million of PIK interest being capitalized as of June 30, 2026. Interest is payable in arrears, and scheduled principal amortization commenced during 2025.

The Credit Agreement permits voluntary prepayments of the Term Loans, subject to certain prepayment premiums and make-whole provisions. The Credit Agreement also includes mandatory prepayment provisions requiring the application of a portion of excess cash flow and certain asset disposition proceeds to repay outstanding Term Loans.

During 2025, the Company entered into an amendment to the Closing Payment Letter that eliminated certain upfront fees related to the Delayed Draw Term Loan commitments. The amendment did not result in the recognition of any gain or loss.

In connection with the issuance of the Closing Date Term Loans, the Company incurred $9.0 million of upfront commitment fees and other transaction-related costs, which are presented as a reduction to the carrying amount of the related debt and amortized to interest expense over the term of the Term Loans using the effective interest method. The effective interest rate is approximately 13% over the life of the Term Loans. As of June 30, 2026, unamortized debt issuance costs of $7.4 million related to the Closing Date Term Loans and the Delayed Draw Term Loans were presented as a direct reduction to long-term debt in the accompanying balance sheets.

The Credit Agreement contains customary affirmative and negative covenants, including restrictions on additional indebtedness, liens, asset dispositions, investments, dividends, and other restricted payments. As of June 30, 2026 and December 31, 2025, the Company was in compliance with all covenants under the Credit Agreement.

Warrants Issued in Connection with Term Loans

In connection with the issuance of the Closing Date Term Loans and the Delayed Draw Term Loans, Holdco issued warrants to the Term Lenders to purchase an aggregate of 4,930,353 Class B Units, consisting of 3,632,008 Class B Units issued to the Closing Date Term Lenders and 1,298,345 Class B Units issued in connection with the Delayed Draw Term Loans. The warrants have an exercise price of $0.01 per unit, a contractual term of seven years, and expire on April 2, 2032. The warrants are exercisable, in whole or in part, at the option of the holders.

Although the warrants were legally issued by Holdco, they were issued in connection with the Company’s debt financing, and accordingly the Company recorded the fair value of the warrants at issuance of $2.1 million as a debt discount, which reduces the carrying amount of the related Term Loans and is amortized to interest expense over the contractual term of the Term Loans using the effective interest method.

Kashiv BioSciences, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
June 30, 2026 and 2025
(Unaudited)
Rupee Term Loan Facility

On November 1, 2025, the Company entered into a Rupee Term Loan Facility Agreement (the “Common Rupee Loan”) through its subsidiary Kashiv Research Private Limited (“Pipan”), with a commercial bank, providing for aggregate commitments of up to $ 72.0 million to finance project capital expenditures, including building, equipment and construction activities. The Common Rupee Loan also includes $44.4 million Letter of Credit sub-facility (the “LC Facility”), which is a sub-limit within the overall $72.0 million commitment and does not represent additional borrowing capacity.

Under the LC Facility, letters of credit may be issued on behalf of the Company in favor of equipment and construction suppliers. Upon drawing under a letter of credit, the issuing bank pays the beneficiary, and the amount paid is automatically converted into a loan to the Company with an amount equal to the face value of the letter of credit drawn. The available commitments under the Common Rupee Loan are reduced by the amount of outstanding letters of credit and letters of credit -converted loans.

Borrowings under the Common Rupee Loan accrue interest at a variable rate based on the applicable benchmark rate, as defined in the Common Rupee Loan, plus an applicable margin linked to the Company’s credit rating. Interest is payable on each scheduled interest payment date. The Common Rupee Loan also provides for supplemental penalty interest in the event of covenant breaches or administrative non-compliance. The facility includes a 12 month principal moratorium following the Scheduled Commercial Operations Date, with amortization beginning in April 2028. The facility matures in March 2034.

In addition to interest on outstanding borrowings, the Company is required to pay (i) a non-refundable, one-time upfront fee of 0.65% of the sanctioned amount plus applicable Goods and Services Tax (“GST”) as specified in the Sanction Letter, and (ii) a closing fee as prescribed by the lender. The Common Rupee Loan further requires the Company to pay a commitment fee of 0.50% per annum on any Drawdown Shortfall Amount, calculated quarterly based on average utilization during the quarter and collected semiannually in September and March.

In connection with the issuance of the Common Rupee Loan, the Company incurred debt issuance costs of $1.6 million, which are presented as a reduction to the carrying amount of the related debt and amortized to interest expense over the term of the facility using the effective interest method. The effective interest rate is 12% over the life of the Common Rupee Loan.

The Common Rupee Loan is secured by substantially all of the assets of Pipan and is subject to customary affirmative and negative covenants, including restrictions on additional indebtedness, liens, asset dispositions, investments, and distributions. As of June 30, 2026 and December 31, 2025, there were no required financial covenants to be met under the Common Rupee Loan.

As of June 30, 2026 and December 31, 2025, the outstanding balance due under the Common Rupee Loan was $13.1 million and $7.3 million all of which is classified as non-current liabilities on the balance sheet. For the six months ended June 30, 2026, the Company incurred $0.5 million in interest expense. Accrued interest on the facility as of June 30, 2026 and December 31, 2025, was zero, as all interest incurred for the period was paid as of June 30, 2026 and December 31, 2025, respectively.

Kashiv BioSciences, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
June 30, 2026 and 2025
(Unaudited)
The following table represents future principal maturities for debt:

Years Ending December 31,	Amount
2026 (excluding the six months ended June 30, 2026)	$750,000
2027	1,500,000
2028	2,868,406
2029	3,415,769
2030	153,810,508
Thereafter	7,823,228

$170,167,911

NOTE 12 - EMPLOYEE BENEFIT PLAN

The Company sponsors a defined contribution retirement plan. All of the Company’s employees are eligible to be enrolled in the employer-sponsored contributory retirement savings plan, which include features under Section 401(k) of the Internal Revenue Code of 1986, as amended, and provides for company matching contributions. The Company’s contributions to the plan are determined by its Board of Managers subject to certain minimum requirements as specified in the plan. The Company matches 50% of employee contributions up to a maximum of 6% of employee contributions. For the three months ended June 30, 2026 and 2025, the related expense was approximately $0.1 million, respectively. For the six months ended June 30, 2026 and 2025, the related expense was approximately $0.2 million, respectively.

NOTE 13 - CAPITAL STRUCTURE

As of June 30, 2026, the Company has a single class of Common Units as defined in the Tenth Amended and Restated Limited Liability Company Agreement. The Company had 1,000,000 Common Units authorized, issued, and outstanding as of that date. Holders of Common Units are entitled to participate in distributions when and if authorized in accordance with the Company’s operating agreement. No distributions were declared or paid during the six months ended June 30, 2026.

During the six months ended June 30, 2026, the Company received multiple capital contributions from Intermediate totaling approximately $68.0 million to fund operations and for general corporate purposes.

Impact of Corporate Reorganization

In March 2025, the Company completed a corporate reorganization, as described in Note 1.

Prior to the March 2025 reorganization, the Company’s equity structure consisted of multiple classes of membership interests governed by the Ninth Amended and Restated Limited Liability Company Agreement. Class A-1 and Class A-2 Units represented the principal capital interests in the Company. Class A-1 Units were entitled to a cumulative, non-compounded rate of return of 10% on unreturned contributed capital. Other than the capital invested in the Company by the Class A-2 Members in connection with the purchase of their Class A-2 Units, the Class A-1 members have funded all capital contributions since inception.

Class G Units were held by a related party and did not earn preferred returns. Upon the occurrence of a qualifying capital transaction, Class G Units were entitled to receive a fixed distribution after satisfaction of obligations to the Class A Members.

Kashiv BioSciences, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
June 30, 2026 and 2025
(Unaudited)
Class E Units were held by Kashiv Class E Member LLC and were segregated, at its discretion, into Series 1, Series 2, and Series 3. Class E Series 1 Units represented the original units issued and vested at a rate of 25% annually. Class E Series 2 Units were fully vested at the time of issuance. Class E Series 3 Units generally vested at a rate of 25% annually, although certain issuances vested pursuant to employment agreements.

Profit Participation Units (“PPUs”) were subject to vesting and forfeiture provisions tied to continued employment. Both vested and unvested PPUs were forfeited upon termination of employment under certain circumstances, including termination by the Company for cause. In addition, the Company retained the option, in certain circumstances, to redeem vested PPUs at their then fair market value, as defined in the operating agreement. PPU holders participated in distributions of net proceeds upon the occurrence of certain qualifying capital transactions, including a sale of the Company or all or substantially all of its assets, an initial public offering, or an exclusive assignment of substantially all rights to any product of the Company other than in the ordinary course of business.

The following is a summary of the Class E and Class F activity from December 31, 2025 through June 30, 2026; the PPUs are legally held by Holdco, LLC but relate to employee services provided to Kashiv.

	Class E Series 1		Class E Series 2		Class E Series 3		Class F
	Units	Fair Value	Units	Fair Value	Units	Fair Value	Units	Fair Value
Ending balance, December 31, 2025	5,295,000	0.34	16,036,735	0.34	4,519,500	0.34	314,900	0.34

Issued	-	-	-	-	-	-	-	-
Forfeited	-	-	-	-	(78,750)	-	-	-
Ending balance, June 30, 2026	5,295,000	0.34	16,036,735	0.34	4,440,750	0.34	314,900	0.34

The number of vested units as of June 30, 2026 and December 31, 2025, for Class E Series 1, was 5,293,750 and 5,080,000, respectively; for Class E Series 2, the number of vested units was 16,036,735 as of both June 30, 2026 and December 31, 2025; and for Class E Series 3, the number of vested units was 2,186,250 and 1,742,000, respectively. The vested fair value of the Class E Series 1, Class E Series 2, and Class E Series 3 units was $1.8 million, $5.5 million, and $0.7 million, respectively, as of June 30, 2026 and December 31, 2025, respectively.

The number of vested units as of June 30, 2026 and December 31, 2025, for the Class F Member, was 314,900, respectively. The vested fair value of the Class F Member units was $0.1 million as of June 30, 2026 and December 31, 2025, respectively.

The fair value of PPU awards was estimated using a valuation model that incorporates assumptions regarding volatility, risk-free interest rates, dividend yield, and discounts for lack of marketability. The following tables present the weighted-average assumptions used to estimate the grant-date fair value of PPU awards for June 30, 2026 and December 31, 2025.

Assumption

Risk-free rate	3.5%
Expected volatility	155.0%
Dividend yield	0.0%
Discount for lack of marketability	50.0%

Non-cash profit interests compensation expense related to the Class E-1 and E-3 Units was $0.2 million for each of the three-month periods ended June 30, 2026 and 2025, and $0.4 million for each of the six-month periods ended June 30, 2026 and 2025.

Kashiv BioSciences, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
June 30, 2026 and 2025
(Unaudited)
NOTE 14 - SUBSEQUENT EVENTS

In the preparation of its consolidated financial statements, the Company completed an evaluation of the impact of any other subsequent events through August 14, 2026, which represents the date these consolidated financial statements were issued.

During July and through August 10, 2026, the Company received aggregate capital contribution totaling approximately $10.9 million from Intermediate Holdco, LLC to fund operations and for general corporate purposes.

On August 10, 2026, the Company completed its previously announced acquisition by Amneal pursuant to the definitive agreement entered into on April 21, 2026. Upon closing, Amneal Pharmaceuticals LLC, a wholly owned subsidiary of Amneal, acquired 100% of the outstanding membership interests of the Company, and the Company became its wholly owned subsidiary. In connection with the closing of the Acquisition, the outstanding principal and accrued interest on the Term Credit Loan totaling approximately $162.2 million were repaid in full from the sellers’ proceeds at closing. Certain post-closing purchase price adjustments contemplated by the Agreement, including adjustments related to cash, indebtedness, transaction expenses and working capital, remain subject to final determination.